Exhibit 10.1
Amended and Restated
Director Deferred Fee Plan

THE NEFFS NATIONAL BANK
AMENDED AND RESTATED
DIRECTOR DEFERRED FEE PLAN
     THIS AMENDED AND RESTATED DIRECTOR DEFERRED FEE PLAN (“Plan”) of The Neffs National Bank (“Bank”) is adopted this 30th day of December, 2008 and is effective the first day of January, 2008.
WITNESSETH:
     WHEREAS, the Plan is intended to continue in effect the Director Deferred Fee Plan adopted by the Bank and first made effective the year beginning January 1, 1996; and
     WHEREAS, the Director Deferred Fee Plan is being modified hereby for purposes of establishing compliance with Section 409A of the Internal Revenue Code.
     NOW, THEREFORE, in consideration of the services provided by each member of the Board of Directors of the Bank (“Director”), the Plan is hereby restated in full, as follows:
     1. Deferred Director Fees
     In December of each year, the Bank shall deposit in trust (“Trust”) with the Bank, as Trustee (“Trustee”), for the benefit of each Director who served as a Director during every month of such year, an amount equal to one-twelfth of the Director fees payable to the Director with respect to such year. The Trustee shall invest such amount as the Trustee determines in its discretion, but in so doing, the Trustee shall give priority first to the preservation of capital and second to the production of income, and the Trustee may utilize for such purposes bank accounts, money market funds, certificates of deposit or other investments the Trustee deems consistent with the terms of the Plan, including accounts with, or instruments issued by, the Bank, and all income shall be reinvested until the Trust property is distributed.
     2. Payment of Deferred Director Fees
     Upon a Director’s termination of service from the Board of Directors of the Bank for any reason, including death, the Trustee shall transfer ownership of the Trust property held by the Trustee for the benefit of such Director, or shall liquidate such property and pay the proceeds therefrom in cash, in all cases to include the aggregate amount of fees deferred and income accrued, to the Director or the Director’s estate, as the case may be, within sixty (60) days of the Director’s termination of service.
     3. Spendthrift Provision
     No Director shall have any power to transfer, assign, anticipate, alienate, sell, hypothecate, pledge, or otherwise encumber or advance any property of the Trust, nor shall any Trust property be subject to attachment, garnishment or seizure for the payment of any debts or obligations of a Director or any heir or beneficiary of a Director.

     4. Unfunded Arrangement
     The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Bank and shall be used exclusively for the benefit of Plan participants and general creditors of the Bank as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust shall be mere unsecured contractual rights of Plan participants and their beneficiaries. Any assets held by the Trust will be subject to the claims of the Bank’s general creditors under federal and state law, and the Trustee shall cease any payment of benefits to Plan participants and their beneficiaries in the event the Bank is unable to pay its debts as they become due or the Bank is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
     5. Construction
     This Plan shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. Further, the Plan shall be construed consistent with Section 409A of the Internal Revenue Code and all applicable guidance thereunder so as not to result in the inclusion in a Director’s income of any benefit under this Agreement by reason of the application of such section.
     6. Taxation
     Income attributable to property held in Trust for the benefit of a Director shall be reported annually for federal tax purposes as income of the Director, who shall be responsible for the payment of any income taxes due with respect to such income. The aggregate amount of fees deferred shall be reported as income of the Director for the year in which payment is made to the Director under Section 2 hereof.
     7. Amendment or Termination
     This Plan may be amended or terminated by the Bank at any time by an instrument adopted in writing, and in the event of the Plan’s termination, no amount of Director fees shall thereafter be deferred; provided, however, that in the event of the Plan’s termination, benefit payments shall be made as though no such termination occurred until such time as all benefits due hereunder have been paid. Notwithstanding the foregoing, if a termination of the Plan satisfies the requirements under Section 409A permitting the acceleration of benefits upon a plan termination, Plan benefits shall be paid as soon as administratively feasible within the time period permitted for such distributions under the applicable regulations.
[Signature page follows.]

     IN WITNESS WHEREOF, the Bank hereby adopts the Plan as of the date first above written.

ATTEST:	THE NEFFS NATIONAL BANK

/s/ David C. Matulevich	By:	/s/ Kevin A. Schmidt

	Title:	EVP/CEO

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